Exhibit 99.1

United Security Bancshares - Record Nine Months Earnings for 2005 - Up 29.7%

          FRESNO, Calif., Oct. 18 /PRNewswire-FirstCall/ -- Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares http://www.unitedsecuritybank.com/ (Nasdaq: UBFO) reported today the results of operations for the 3rd quarter of 2005. Net income was $2,727,000, a quarterly record, as compared with $2,382,000 in 2004, an increase of 14.5%. Net income was $7,979,000 for the nine months ended September 30, 2005 as compared with $6,152,000 in 2004, an increase of 29.7%.

          Basic earnings per share for the 3rd quarter were $0.48 compared with $0.42 for 2004, a 14.3% increase. Diluted earnings per share for the quarter were also $0.48 compared with $0.42 a year ago. Year-to-date basic earnings per share for 2005 were $1.40 compared with $1.10 in 2004, a 27.3% increase. Year-to-date diluted earnings per share for 2005 were $1.39 compared with $1.09 in 2004, a 27.5% increase.

          Woods added, “I am very pleased with several improvements this year, year- to-date earnings are up $1,828,000 or 29.7%.  The earnings for the quarter set an all time record. I am most pleased that we finalized a foreclosure on properties securing a loan representing 30% of non-performing assets. We expect a significant drop in non-performing assets as these properties are sold in the months ahead.”

          Return on average equity for the 3rd quarter was 18.9% and the return on average assets was 1.68%. For the same period in 2004, ROAE was 18.3% and ROAA was 1.66%. For the nine months just ended, return on average equity was 19.1% and the return on average assets was 1.72%. For the nine month period in 2004, ROAE was 16.8% and ROAA was 1.52%. These key performance ratios demonstrate the banks’ consistent ability to build shareholder value.

          The 68th consecutive quarterly cash dividend of $0.18 per share, up from $0.16 for a 12.5% increase from a year ago, was declared on September 27, 2005 to be paid on October 19, 2005, to shareholders of record on October 7, 2005.

          Shareholders’ equity ended the quarter at $57,332,000, an increase of 10.0% over September 30, 2004. Dividends of $3.9 million were paid out of shareholders’ equity to shareholders during the past 12 months. During the last 12 months $194,000 from shareholders’ equity was used to purchase and retire Company stock. The average price paid per share was $24.80 and the number of shares purchased and retired was 7,826 shares. During the 3rd quarter 2005, no shares were repurchased.

          Net interest income for the 3rd quarter 2005 was $7.4 million, up $977,000 from 2004 for an increase of 15.2%. The net interest margin increased from 5.03% in 2004 to 5.17% in the 3rd quarter of 2005. For the nine months, the net interest margin was 5.26% in 2005 and 4.82% in 2004. The increase is primarily attributable to growth in average earning assets and rising interest rates. Average earning assets increased by $49.7 million over the past 12 months, averaging $569,626,000 in the 3rd quarter of 2005 versus $519,895,000 for same period in 2004. The net interest margin declined slightly in the 3rd quarter 2005 to 5.17% from 5.25% in the 2nd quarter. The decline was the result of the combination of increases in volumes of interest-bearing deposits and their associated interest rates along with a 2.83% decline in average loans.

          Noninterest income for the 3rd quarter of 2005 was $1,380,000, up from $1,359,000 in 2004 for an increase of $21,000 or 1.5%. Noninterest income for the nine month periods were $4,388,000 for 2005 and $3,673,000 for 2004, up $714,000 or 19.4%. The 2005 non-interest income for nine months includes a gain on the sale of OREO of $294,000 that occurred in the 2nd quarter.

          Third quarter operating expenses were $4,064,000 for 2005 and $3,738,000 for 2004, an increase of $326,000 or 8.7%. Noninterest expense for the nine month period were $12,594,000 in 2005 and $10,476,000 in 2004 for an increase of $2,118,000 or 20.2%. A primary reason for the increase was a $662,000 write-down on an investment in a title company owned by the Company. For more information on the transaction see our Quarterly Report Form 10-Q under Notes to Consolidated Financial Statements -- 5. Investment in Title Company. In addition to the write-down, other significant factors contributing to the rise were salaries and other employee benefits. The efficiency ratio improved to 48.2% for 2005 from 49.3% in 2004.

          The provision for loan loss was $890,000 for the nine months of 2005 and $889,000 for same period in 2004. The banks model used to determine the adequacy of the allowance for loan losses is the primary factor for establishing the amount of the provision for loan losses and is considered adequate.

          Net charge-offs were $246,000 for the 3rd quarter of 2005 and $15,000 for the same period in 2004.

          Other real estate owned was $4,356,000 at the end of the 3rd quarter 2005 and $2,207,000 for the same period in 2004. The increase resulted from properties acquired in foreclosure at the end of the quarter just ended. Management’s initial analysis of the fair values indicates more than adequate coverage and no loss is anticipated from the sale.

          Nonperforming assets were 3.12% of total assets on September 30, 2005 and 3.04% at September 30, 2004. Nonperforming assets totaled $19,605,000 on September 30, 2005 and $17,715,000 on September 30, 2004.

          United Security Bancshares is a $620+ million bank holding company. United Security Bank, its principal subsidiary is a state chartered bank and member of the Federal Reserve Bank of San Francisco.

          FORWARD-LOOKING STATEMENTS

          This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

          Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other- than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in regulatory, judicial, or legislative tax treatment of business transactions, particularly recently enacted California tax legislation and the subsequent Dec. 31, 2003, announcement by the Franchise Tax Board regarding the taxation of REITs and Riches; and (8) unknown economic impacts caused by the State of California’s budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.

          For a more complete discussion of these risks and uncertainties, see the company’s Quarterly Report on Form 10-K and Form 10-Q for the year ended December 31, 2004, or the quarter ended June 30, 2005 and particularly the section of Management’s Discussion and Analysis.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(Dollars in thousands)

	September 30 2005	September 30 2004

Cash & noninterest-bearing deposits in other banks	$31,851	$26,405
Interest-bearing deposits in other banks	7,598	8,069
Federal funds sold	48,360	32,005
Investment securities AFS	108,195	93,680
Loans, net of unearned fees	386,668	386,141
Less: allowance for loan losses	(7,623)	(7,188)

Loans, net	379,045	378,953
Premises and equipment, net	10,338	7,149
Intangible assets	3,686	4,222
Other assets	39,960	32,742

TOTAL ASSETS	$629,032	$583,225

Deposits:
Noninterest-bearing demand & NOW	$192,218	$176,133
Savings	38,601	31,982
Time	318,564	302,450

Total deposits	549,383	510,565
Borrowed funds	0	135
Other liabilities	6,853	4,938
Junior subordinated debentures	15,464	15,464

TOTAL LIABILITIES	$571,700	$531,102
Shareholders’ equity:
Common shares outstanding:
5,684,596 at September 30, 2005
5,701,355 at September 30, 2004	$22,235	$22,323
Retained earnings	36,789	30,537
Unallocated ESOP shares	0	(103)
Other comprehensive income (loss)	(1,692)	(633)

Total shareholders’ equity	$57,332	$52,123
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$629,032	$583,225

United Security Bancshares
Consolidated Statements of Income
(dollars in 000’s, except per share amounts)
(unaudited)

	Three Months Ending Sep 30 2005	Three Months Ending Sep 30 2004	Nine Months Ending Sep 30 2005	Nine Months Ending Sep 30 2004

Interest income	$10,106	$8,060	$28,673	$22,200
Interest expense	2,685	1,616	6,945	4,626

Net interest income	7,421	6,444	21,728	17,574
Provision for loan losses	392	249	890	889
Other income	1,380	1,359	4,388	3,673
Other expenses	4,064	3,738	12,594	10,476

Income before income tax provision	4,344	3,815	12,633	9,883
Provision for income taxes	1,618	1,433	4,653	3,731

NET INCOME	$2,727	$2,382	$7,979	$6,152

United Security Bancshares
Selected Financial Data
(dollars in 000’s except per share amounts)

	Three Months Ended 09/30/05	Three Months Ended 09/30/04	Nine Months Ended 09/30/05	Nine Months Ended 09/30/04

Basic Earnings Per Share	$0.48	$0.42	$1.40	$1.10
Diluted Earnings Per Share	$0.48	$0.42	$1.39	$1.09
Annualized Return on:
Average Assets	1.68%	1.66%	1.72%	1.52%
Average Equity	18.85%	18.34%	19.14%	16.78%
Net Interest Margin	5.17%	5.03%	5.26%	4.82%
Net Charge-offs to Average Loans	0.06%	0.00%	0.06%	0.28%

	09/30/05	09/30/04

Value Per Share	$10.09	$9.17
Tangible Book Value Per Share	$9.44	$8.43
Efficiency Ratio	48.22%	49.31%
Non Performing Assets to Total Assets	3.12%	3.04%
Allowance for Loan Losses to Total Loans	1.97%	1.86%
Shares Outstanding - period end	5,684,596	5,681,472
Basic Shares - average weighted	5,684,596	5,685,673
Diluted Shares - average weighted	5,727,591	5,719,590

SOURCE  United Security Bancshares
          -0-                                                                              10/18/2005
          /CONTACT:  Dennis R. Woods, President and Chief Executive Officer of United Security Bank, +1-559-248-4928/
          /Web site:  http://www.unitedsecuritybank.com /
          (UBFO)